Exhibit 3.9

RESTATED CHARTER

OF

HARDEE’S FOOD SYSTEMS, INC.

The undersigned corporation, pursuant to action by its Board of Directors and without vote of its Shareholders and pursuant to authority contained in G. S. 55-105, hereby executes this Restated Charter for the purpose of integrating into one document its original Articles of Incorporation and all amendments thereto:

1. The name of the corporation is Hardee’s Food Systems, Inc.

2. The period of duration of the corporation is unlimited.

3. The purpose for which the corporation is organized are:

(a) To engage in the restaurant business; to engage in the franchising of restaurants business; to engage in the business of furnishing goods to the restaurants business; to engage in furnishing managerial, advisory, promotional and other services to the restaurant business; and to deal in goods and services incident or related thereto.

(b) To engage in any other lawful activity including but not limited to entering into or serving in any type of promotional, protective, indemnity, guaranty, suretyship, fiduciary, or representative capacity or relationship for any domestic or foreign corporations, associations, partnerships, trusts, or individuals whatsoever.

(c) In connection with carrying out the foregoing purposes, the corporation shall have power:

(1) To make contributions or gifts to corporations, trusts, Community Chests, funds, foundations, or associations organized and operated exclusively for religious, charitable, literary, scientific, or educational, cultural, or artistic purposes, or for public welfare, or for the prevention of cruelty to children or animals, no part of the net earnings of which inures to the benefit of any private

(10) To make contracts and incur liabilities, borrow money, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage or pledge or other form of security upon all or any of its property, franchises and income.

(11) To lend money for its corporate purposes, invest its funds from time to time, and take and hold real and personal property as security for the payment of funds so loaned or invested.

(12) To conduct its business, carry on its operations, and have offices and exercise the powers granted by this charter or otherwise, anywhere in the world.

(13) To have and exercise all powers necessary or convenient to effect any or all of the purposes for which the corporation is organized.

4. The corporation shall have authority to issue the following shares of Common and Preferred Stock:

(a) 10,000,000 shares of Common Stock without par value.

(b) 1,000,000 shares of Preferred Stock, without par value, having an aggregate stated value of $10,000,000 and an equal aggregate value on liquidation and for purposes of preferences; and divided into such classes and series and with such rights (including the right to convert the same into shares of Common Stock) and preferences as the Board of Directors shall from time to time determine; provided, however, that the rights of the holders of the Corporation’s Convertible Preferred Stock, Class-C to receive in conversion thereof shares of the Corporation’s Common Stock (no par value) (as provided by paragraph “d” of the resolution of the Board of Directors of the Corporation adopted July 28, 1968, pursuant to North Carolina General Statute 55-42 (b) fixing the preferences, limitations and relative rights of the Corporation’s Convertible Preferred Stock, Class-C) shall hereafter be as follows, the provisions of said paragraph (d) being deleted in their entirety and the following being substituted in their stead:

‘(d) The holder of each share of the corporation’s issued and outstanding Convertible Preferred Stock, Class-C shall have the right stockholder or individual, when such contributions or gifts are authorized or approved by its Board of Directors.

(2) To invest its funds not currently needed in its business.

(3) To pay pensions and establish pension plans, pension trusts, profit-sharing plans, stock bonus plans and other incentive plans for its officers, directors and employees.

(4) To acquire, by purchase, lease, gift, will or otherwise, and to own, hold, improve, use and otherwise deal in and with, real and personal property, or any interest therein, wherever situated.

(5) To sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets.

(6) To enter into contracts of promotional, protective, indemnity, guaranty, suretyship, fiduciary or representative capacity or relationship with any domestic or foreign corporations, associations, partnerships, trusts, or individuals whatsoever.

(7) To procure for its benefit insurance on the life of any employee, including any officer, whose death might cause financial loss to the corporation, and to this end the corporation is deemed to have an insurable interest in its employees and officers.

(8) To acquire, by purchase, subscription, gift, will or otherwise, and to own, hold, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality thereof.

(9) To enter into any arrangement with others for the sharing of profits or union of interest with respect to any transaction, operation or venture which the corporation has power to conduct by itself even if such arrangement involves sharing or delegation of control of such transaction, operation or venture with or to others.

at any time on or before the date, if any, fixed for the redemption of such shares to surrender the certificates evidencing such shares and receive in lieu and in conversion thereof a certificate or certificates for fully paid and non-assessable shares of the Corporation’s Common Stock as follows:

1.	13,900/29,800 of each shares of the Corporation’s Convertible Preferred Stock, Class-C shall be convertible into 13,900/29,800 of a share of the Corporation’s Common Stock, at any time subsequent to June 17, 1969, at the demand of the holder thereof as hereafter provided.

2.	15,900/29,800 of each of the Corporation’s Convertible Preferred Stock, Class-C shall be convertible into 15,900/29,800 of a share of the Corporation’s Common Stock at any time from and after December 31, 1970, at the demand of the holder thereof, as hereafter provided, if, but only if, the consolidated pretax earnings of the Corporation and its subsidiaries for the twelve months ending December 31, 1970, is at least $5,000,000.

3.

A holder of the Corporation’s Convertible Preferred Stock, Class-C may exercise the right of conversion herein provided for by written notice to the Corporation accompanied by the surrender of his certificate for the share or shares of the Corporation’s Convertible Preferred Stock, Class-C being so converted.

4.

Each holder of more than one share of the Corporation’s Convertible Preferred Stock, Class-C shall have the right to combine the conversion rights of said shares for the purposes of conversion, and, once convertible, may convert all or such part of the convertible fractions as such shareholder, from time to time, shall determine; provided, however, that upon conversion, no fractional share of Common Stock shall be issued and no fractional share of the Corporation’s Convertible Preferred Stock, Class-C shall remain outstanding. If a shareholder elects to convert and after the conversion there remains a fractional share of the Corporation’s Common Stock and/or a fractional share of Preferred Stock, Class-C, the fractional share of Common Stock shall be paid for in cash based upon the market bid (as quoted by the National Quotation Bureau) for the Corporation’s Common Stock on the date the shareholder notifies the Corporation that he desires to exercise his conversion rights as provided in paragraph 3, above, and the remaining fractional share of the Corporation’s Convertible Preferred Stock, Class-C shall be paid for in cash based upon its liquidating value. This shall be done as a means of avoiding the issuance of fractional shares.

5.

In the event of any stock split, stock dividend in excess of 3% (i.e., the number of shares declared as a dividend exceeds 3% of the number of shares on which it is declared), recapitalization, merger, consolidation, or other reorganization affecting the Corporation’s Common Stock, or in the event of any other change in the capital structure of the Corporation affecting its Common Stock, the number of shares of the Corporation’s Common Stock into which the Corporation’s Convertible Preferred Stock, Class-C may be converted shall be fairly adjusted so that the Corporation’s Convertible Preferred Stock, Class-C retains the same general characteristics and relative rights as at present and so that the interest of the shareholders thereof is not diluted. The adjustment shall be made by the chief accounting officer of the Corporation, but if either the

Corporation or the affected shareholders object to such adjustment, the objecting party may serve written notice to that effect on the other and, in such instance, the adjustment shall be made by the firm of certified public accountants which then regularly audits the Corporation’s books and records and shall be binding on both parties. The Corporation and the affected shareholders shall share equally the expense, if any, of having the certified public accountants make such determination.

6.	Upon conversion, the holders of the Corporation’s Convertible Preferred Stock, Class-C shall be paid all declared and unpaid dividends upon shares of the Corporation’s Common Stock to the extent that funds are lawfully available for the same, under the laws of North Carolina and, if not fully paid, such shareholders shall be issued shares the Corporation’s Common Stock therefore, based upon the market bid for shares of the Corporation’s Common Stock (as quoted by the National Quotation Bureau) on the date the shareholder notifies the Corporation that he desires to exercise his conversion rights, as provided in paragraph 3 above.

7.	Once converted, the Corporation’s Convertible Preferred Stock, Class-C shall not thereafter be reissued by the Corporation.’

5. The current stated capital of the Corporation is $ 3,287,695.00.

6. No holder of any shares of the corporation shall have a preemptive or other right to purchase, subscribe for or take any part of any shares of the Corporation issued, optioned, offered or sold by it whether the shares issued, optioned, offered or sold be shares authorized by the Certificate of Incorporation or be authorized by an amended Certificate duly filed; nor shall any such shareholder of the Corporation have any preemptive right to purchase, subscribe for or take any part of any shares, certificates of indebtedness, notes, debentures, bonds or other securities of the Corporation, convertible into or carrying options or warrants to purchase shares of the Corporation. Any part of the capital shares of the Corporation or other securities convertible into shares of the Corporation authorized by the Certificate of Incorporation by an amended Certificate duly filed, may at any time be issued, offered, or optioned for sale and sold or disposed of by the Corporation pursuant to resolution by its Board of Directors to such persons, firms, corporations or associations and upon such terms and conditions as may be deemed advisable by such Board in the exercise of its absolute discretion.

7. The address of the registered office of the Corporation is North Church Street Extension, Rocky Mount, Nash County, North Carolina, and the name of the registered agent at such address is J. L. Rawls, Jr.

8. The number of directors of the corporation shall be fixed by the By-laws, but it shall not be less than four (4) nor more than fifteen (15).

The number of directors constituting the initial Board of Directors shall be three, and the names and addresses of the persons who are to serve as directors until the first meeting of shareholders or until their successors are elected and qualified are:

Names	Addresses
Wilber Hardee	2806 Webb Street, Greenville, N. C.
J. L. Rawls, Jr.	416 College Avenue, Washington, N. C.
James Carson Gardner	3404 Hawthorne Road, Rocky Mount, N. C.

9. The names and addresses of all the incorporators are:

Names	Addresses
Wilber Hardee	2806 Webb Street, Greenville, N. C.
J. L. Rawls, Jr.	416 College Avenue, Washington, N. C.
James Carson Gardner	3404 Hawthorne Road, Rocky Mount, N. C.

10. Each director and each officer of this Corporation heretofore, now or hereafter in office and his heirs, executors and administrators, and each director and each officer of this Corporation and his heirs, executors, and administrators who has acted, now acts, or shall hereafter act as director or officer of another corporation controlled by this Corporation or of which it is a creditor shall be indemnified by this Corporation, while in office and thereafter, against all costs, expenses and amounts of liability therefore, including counsel fees, reasonably incurred by or imposed upon him in connection with or resulting from any claim, action, civil suit or proceeding, to which he may be made a party, or in which he may become involved by reason of his acts of commission or omission, or alleged acts of commission or omission as such director or officer, or subject to the provisions hereof, any settlement thereof, whether or not he continues to be such director or officer, at the time of incurring such costs, expenses or amount. Such indemnification, however, shall not apply with respect to any matter as to which such director or officer shall be finally adjudged in such action, suit or proceeding to have been individually guilty of willful misfeasance or malfeasance in the performance of his duty as such director or officer, but the indemnification herein provided shall, with respect to any settlement of any such suit, action, proceeding or claim, include reimbursement of any amounts paid and expenses reasonably incurred in settling any such suit, action, proceeding or claim, when made with a view towards curtailment of litigation or when, in the judgment of the Board of Directors of this Corporation, such settlement and reimbursement appear to be for the best interests of this Corporation. The Corporation shall have the right to intervene in and to defend all such actions, suits, proceedings or claims brought against any former, present or future director or officer of the Corporation. The foregoing right of indemnification shall be in addition to, and not exclusive of, any and all other rights as to which any such director officer may be entitled by applicable law or under any By-Law, agreement, vote of shareholders or otherwise. The privilege and power contained herein shall be in addition to and not in restriction or limitation of any other privilege or power granted this Corporation under Chapter 55 of the General Statutes of North Carolina.

11. In the absence of fraud no contract or other transaction between this Corporation and any other corporation shall be affected by the fact that directors of this corporation are directors of such other corporation, if such contract or transaction shall be approved or ratified by the affirmative vote of a majority of the directors present at a meeting of the Board of Directors or the Committee of this Corporation having authority in the premises, who are not so interested. Any director individually, or any firm of which any director is a partner, may be a party to or may be interested in any contract or transaction of this Corporation provided that such contract or transaction shall be approved or ratified by the affirmative vote of at least a majority of the directors present at a meeting of the Board of Directors or the Committee of the Corporation having authority in the premises, who are not so interested. Nor shall any Director be liable to account to this Corporation for any profit realized by him from or through any such transaction or contract of this Corporation, ratified or approved as aforesaid by reason of his interest in such transaction or contract. Directors so interested may be counted when present at meetings of the Board of Directors or of such committee for the purpose of determining the existence of a quorum.

No corporate transaction in which a director has an adverse interest is either void or voidable if after full disclosure of all the material facts to all of the shareholders, the transaction is specifically approved by the vote of a majority or by the written consent of all the voting shares other than those owned or controlled by the adversely interested directors, or if the adversely interested party proves that the transaction was just and reasonable to the corporation at the time when entered into or approved. In the case of compensation paid or voted for service of a director as director or as officer or employee the standard of what is “just and reasonable” is what would be paid for such services at arm’s length under competitive conditions.

12. This Restated Charter purports merely to restate, but not to change the provisions of the original Articles of Incorporation, except as mended, and there is not discrepancy, other than as expressly permitted by G. S. 55-105, between the provisions of the original Articles of Incorporation, as amended, and the provisions of this Restated Charter.

IN TESTIMONY WHEREOF, this Restated Charter is signed by the President and Assistant Secretary, this 11 day of August, 1969.

HARDEE’S FOOD SYSTEMS, INC.

By
President

ATTEST:

Assistant Secretary

NORTH CAROLINA

NASH COUNTY

I, , a Notary Public, hereby certify that on the 11 day of August, 1969, personally appeared before me J. L. Rawls, Jr. and Rachel J. Harrell, each of whom being by me first duly sworn, declared that he or she signed the foregoing document in the capacity indicated, and that the statements therein contained are true.

Notary Public

My commission expires: Dec. 7, 1969

ARTICLES OF AMENDMENT TO THE CHARTER OF HARDEE’S FOOD SYSTEMS, INC.

The undersigned Corporation hereby executes these Articles of Amendment for the purpose of amending its Charter:

1. The name of the Corporation is HARDEE’S FOOD SYSTEMS, INC.

2. The following amendment to the Charter of the Corporation was adopted by its shareholders on March 14, 1977, in the manner prescribed by law:

“Paragraph 4 of the Charter is amended to read as follows:

4. The Corporation shall have authority to issue the following shares of Common and Preferred Stock:

(a) 10,000,000 shares of Common Stock, without par value.

(b) 1,200,000 shares of Preferred Stock, without par value having a stated value of $12.50 per share.

The designation, preferences, limitations and relative rights of the Preferred Stock shall be as follows:

Provisions Relating to Preferred Stock

(i) Designation: The Preferred Stock of the Corporation shall be known and designated as “Convertible Cumulative Preferred Stock” (hereinafter referred to as the “Preferred Stock”).

(ii) Dividends: Out of any assets of the Corporation available for dividends, the holders of the Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors, dividends from and after the date of issue and to and including April 15, 1980 at the rate of 4% per annum on the stated value thereof ($.50 per annum), and from and after April 16, 1980 at the rate of 6% per annum on the stated value thereof ($.75 per annum). Dividends declared shall be payable semi-annually on April 15 and October 15 in each year, commencing October 15, 1977, to stockholders of record on a date not more than 30 days prior to such payment date, as may be determined by the Board of Directors of the Corporation. Dividends on the Preferred Stock shall be cumulative from the initial date of issue of any shares of the Preferred Stock.

So long as any shares of Preferred Stock are outstanding, no dividends shall be declared or paid upon, or set apart for, the shares of, nor any sums applied to the purchase, redemption or other retirement of the Common Stock of the Corporation, unless full dividends on all shares of the Preferred Stock for all past dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart and the full dividend for the then current dividend period shall have been or concurrently shall be paid or declared and set apart. The amount of any deficiency for the past dividend periods may be paid or declared and set apart at any time without reference to any dividend payment date. Unpaid accrued dividends on the Preferred Stock shall not bear interest.

(iii) Liquidation: In the event of any liquidation, dissolution or winding up of the Corporation, before any distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any of the Common Stock or any other stock of the Corporation having rights or preferences as to assets junior to the rights and preferences of the Preferred Stock, the holders of the Preferred Stock shall be entitled to the payment in cash of the stated value of $12.50 per share, together with a sum equal to full cumulative dividends thereon to the date of final distribution to the holders of the Preferred Stock.

If, upon any such liquidation, dissolution or winding up, the assets of the Corporation distributable among the holders of the Preferred Stock shall be insufficient to pay to them in full the preferential amounts specified above, then such assets, or the proceeds thereof, shall be distributed among the holders of the Preferred Stock ratably in proportion to the amounts which would be payable to them, respectively, if such preferential amounts were paid to them in full.

(iv) Redemption: At any time after April 15, 1980, the Corporation may at its option, expressed by resolution of its Board of Directors, redeem the Preferred Stock in the manner hereinafter provided at any time or from time to time in amounts of 50,000 shares or more at a price of $12.50 per share, together with accrued unpaid dividends thereon to the date of redemption.

Notice of any proposed redemption of any shares of Preferred Stock shall be given by the Corporation by mailing a copy of such notice, at least thirty (30) days but not more than ninety (90) days prior to the date fixed for such redemption, to the holders of record of any shares of Preferred Stock to be redeemed at their respective addresses then appearing on the books of the Corporation. On or after the date specified in such notice, each holder of shares of Preferred Stock called for redemption as aforesaid, shall be entitled to receive therefor the redemption price thereof, together with accrued, unpaid dividends thereon, upon presentation and surrender at the place designated in such notice of the certificates for such shares of Preferred Stock held by him, properly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank. On and after the date fixed for redemption, if notice is given as aforesaid, and unless default is made by the Corporation in providing moneys for payment of the redemption price, all dividends on the shares called for redemption shall cease to accrue; and on and after such redemption date, unless default be made as aforesaid, or on and after the date or earlier deposit by the Corporation with a bank or trust company doing business in the State of North Carolina, and having a capital and surplus of at least $1,000,000, in trust for the benefit of the holders of the shares of the Preferred Stock so called for redemption, of all funds necessary for redemption as aforesaid (provided in the latter case that there shall have been mailed as aforesaid to holders of record of shares to be redeemed, a notice of the redemption thereof or that the Corporation shall have executed and delivered to each Transfer Agent for the Preferred Stock or to the bank or trust company with which such deposit is made an instrument irrevocably authorizing it to mail such notice at the Corporation’s expense) all rights of the holders of the shares called for redemption as stockholders of the Corporation except only the right to receive the redemption price, together with accrued, unpaid dividends, shall cease and determine. Any funds so deposited which shall remain unclaimed by the holders of such Preferred Stock at the end of three (3) years after the redemption date, together with any interest thereon which shall have been allowed by the bank or trust company with which such deposit shall have been made, shall be paid by it to the Corporation, and thereafter such holders shall look only to the Corporation therefor.

(v) Voting Rights: (A) Normal Voting Rights – The holders of the Preferred Stock will be entitled to vote jointly with the holders of the Common Stock, one vote for each share, on all matters submitted to the stockholders of the Corporation.

(B) Special Voting Rights – If at any time the Corporation shall be in arrears in the payment of any part three semi-annual dividends, whether or not consecutive, on the Preferred Stock, whether or not earned or declared, thereafter the holders of the Preferred Stock shall be entitled to receive notice of all meetings of stockholders for the election of directors and, voting as a class, shall be entitled forthwith to elect the smallest number of directors as shall constitute a majority of the total number of directors of the Corporation, after the total number of directors is increased as provided in next succeeding paragraph.

If any condition referred to in the preceding paragraph shall occur, the number of directors then constituting the total number of directors of the Corporation shall be increased by such number as shall represent the smallest number as shall constitute a majority of the total number of directors of the Corporation after such increase, the Corporation shall give prompt notice thereof to the holders of the Preferred Stock and an officer of the Corporation or any director shall call a special meeting of the holders of the Preferred Stock to take place within 30 days of the occurrence of such condition. If such meeting shall not have been called as so provided, such meeting may be called at the expense of the Corporation by the holders of not less than 5% of the shares of the Preferred Stock at the time outstanding, on written notice to the holders of the Preferred Stock specifying the time and place of the meeting, given by mail not less than 10 nor more than 60 days before the date of such meeting. At such meeting the holders of the Preferred Stock shall elect by a plurality of the votes cast such number of directors of the Corporation as they are entitled by the foregoing provisions hereof to elect, to hold office until the annual meeting of stockholders next following their electing and until their successors shall be elected and shall qualify. No director so elected or otherwise elected by the holders of the Preferred Stock, voting as a class, shall, during his term of office, be removed from office except upon a like vote of the holders of the Preferred Stock, and any vacancy caused by the death, resignation or inability to serve of any director so elected shall be filled only by the vote of the holders of the Preferred Stock at a special meeting called for the purpose or at the next annual meeting of stockholders, and the authorized number of directors of the Corporation shall not be increased without according to the holders of the Preferred Stock the right, voting as a class, to elect such of the increased number of directors as may be necessary to maintain at the proportion required by the preceding paragraph the number of directors elected by the holders of the Preferred Stock. For the foregoing purposes and for the purposes of the exercise of voting rights by the holders of the Preferred Stock as a class at each meeting of stockholders, each holder of the Preferred Stock shall be entitled to one vote for each share of Preferred Stock held by such holder and the holders of a majority of the shares of the Preferred Stock at the time outstanding shall constitute a quorum.

If the holders of shares of the Preferred Stock shall have acquired the right to the election of directors as a class pursuant to the foregoing provisions of this heading (B), such voting rights shall continue at each meeting of stockholders until the Corporation shall not be in arrears in the payment of any dividend on the Preferred Stock, whereupon the rights of the holders of the Preferred Stock to vote, as a class, for the election of directors and the terms of office of all persons who may have been elected directors of the Corporation by vote of such holders pursuant to this heading (B) shall cease and such directorships shall lapse, all subject to revival upon the subsequent occurrence of the condition specified in the first paragraph of this heading (B).

(C) Restrictions on Corporate Action - So long as any Preferred Stock is outstanding, the Corporation shall not, without the consent (given in writing without a meeting or by vote in person or by proxy at a meeting called for the purpose) of the holders of at least two-thirds of the aggregate number of shares of Preferred Stock then outstanding

(1) Create, authorize or increase the authorized amount of shares of any class of stock ranking as to dividends or assets prior to the Preferred Stock or of any obligation or security convertible into stock ranking as to dividends or assets prior to the Preferred Stock; or

(2) Reclassify any shares of stock of any class into shares of stock of a class ranking as to dividends or assets prior to the Preferred Stock or reclassify any shares of Common Stock into shares of Preferred Stock; or

(3) Amend, change or repeal any of the express terms of the Preferred Stock outstanding in any manner prejudicial to the holders thereof; or

(4) Reduce the stated capital allocated to outstanding Preferred Stock.

So long as any Preferred Stock is outstanding, the Corporation shall not, without the consent (given in writing without a meeting or by vote in person or by proxy at a meeting called for the purpose) of the holders of at least a majority of the aggregate number of shares of Preferred Stock then outstanding:

(1) Create, authorize or increase the authorized amount of shares of any class of stock ranking as to dividends or assets on a parity with the Preferred Stock or of any obligations or security convertible into stock ranking as to dividends or assets on a parity with the Preferred Stock; or

(2) Reclassify any shares of stock of any class into shares of stock of a class ranking as to dividends or assets on a parity with the Preferred Stock; or

(3) Increase the authorized number of shares of Preferred Stock.

No consent of the holders of Preferred Stock hereinabove set forth as specified in paragraph (C) shall be required, if provision is made for the redemption of all shares of Preferred Stock at the time outstanding, or provision is made that the proposed action shall not be effective unless provision is made for the purchase, redemption on other retirement of all shares of such series of Preferred Stock at the time outstanding.

(vi) Conversion: The holders of shares of Preferred Stock shall have the right, at their option to convert such shares into shares of Common Stock of the Corporation at any time before 5 P.M., local business time (the “close of business”), on April 15, 1980, but not thereafter , on and subject to the following terms and conditions;

(1) The shares of Preferred Stock shall be convertible at the office of the Corporation, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of Preferred Stock being taken at $12.50 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion (herein called the “conversion price”) shall be initially $12.50 per share. The number of shares of Common Stock to be issued upon conversion of a share of Preferred Stock shall be determined by dividing $12.50 by the conversion price in effect at the time. At the close of business on April 15, 1980, all rights of the holders of Preferred Stock to convert such stock into Common Stock shall terminate. The conversion price shall be reduced or increased in certain instances as Common Stock shall terminate. The conversion price shall be reduced or increased in certain instances as provided below. Upon conversion of any shares of Preferred Stock, accrued and unpaid dividends thereon to the date of conversion will be payable and will become a liability of the Corporation.

(2) In order to convert shares of Preferred Stock into Common Stock the holder thereof shall surrender at any office hereinabove mentioned in paragraph (1) the certificate or certificates therefor, duly endorsed to the Corporation or in blank, together with the signed conversion notice (in the form provided on the certificates for shares of Preferred Stock) at said office. Shares of Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with cash in lieu of any fraction of a share, as hereinafter provided, and together with accrued and unpaid dividends thereon to the date of conversion, to the person or persons entitled to receive the same.

(3) In case the Corporation shall issue as a dividend or other distribution to all of its common stockholders any rights, options or warrants to subscribe for or to purchase additional shares of Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying it by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the number of shares of Common Stock, plus the total number of shares of Common Stock which could be purchased by the immediate exercise of all such rights, options or warrants, minus the total number of shares of Common Stock which could be purchased at the average market price of the Common Stock on that date by the application of the total subscription price attributable to the rights, options or warrants plus any sum paid therefor.

(4) In case the Corporation shall issue as a dividend or other distribution to all of its common stockholders any security convertible into shares of Common Stock, the conversion price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying it by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of that number of shares of Common Stock and the total number of shares of Common Stock which could be obtained by the immediate exercise of all the conversion privilege attributable to such convertible security.

(5) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced and, conversely, in case outstanding shares of Common Stock shall be complained into a smaller number of shares of Common Stock, the conversion price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination become effective. In the event of any such subdivision, the number of shares of Common Stock outstanding immediately thereafter, to the extent of the excess thereof over the number outstanding prior thereto, shall be deemed to have been issued immediately after the opening of business on the day following the day upon which such subdivision shall have become effective and without consideration. In the event of any such combination, the excess of the number of shares of Common Stock outstanding immediately prior thereto over the number outstanding immediately thereafter shall be deducted from the denominator computed pursuant to paragraph (3) or paragraph (4) above for the purposes of all determinations under such paragraphs (3) or (4) made on any day after the day upon which such combination becomes effective. Shares of Common Stock held in the treasury of the Corporation shall be considered outstanding for the purposes of this paragraph (5); provided, however, that such shares held in the treasury of the Corporation are affected by such subdivision or combination. For the purposes of this paragraph (5), a dividend or other distribution by the Corporation to all its common stockholders of any shares of Common Stock shall be treated as a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock.

(6) In case the Corporation shall issue as a dividend or other distribution to all of its common stockholders property or assets other than (w) cash out of the earned surplus of the Corporation, or (x) rights, options or warrants to purchase Common Stock covered by paragraph (3) above, or (y) securities convertible into Common Stock covered by paragraph (4) above, or (z) Common Stock covered by paragraph (5) above, the conversion price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying it by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business of the date fixed for such determination and the denominator shall be the sum of that number of shares of Common Stock and the total number of shares of Common Stock which could be purchased at the average market price of the Common Stock on that date by the application of the fair market value of such property or assets. Notwithstanding the foregoing provisions of this paragraph (6), if the holders of more than 50% of the outstanding shares of Preferred Stock; shall so notify the Corporation in writing on or prior to the date fixed for the determination of stockholders entitled to receive such dividend or other distribution, the conversion price shall not be adjusted as above provided and, in lieu of such adjustment, the holders of the Preferred Stock shall have the right thereafter and at any time prior to April 15, 1980 to convert each share of Preferred Stock into Common Stock as herein provided and to receive at the time of conversion in addition the amount of such property or assets which would have been received in respect of such share if such share had been converted immediately prior to the date fixed for determination of stockholders entitled to receive such dividend or distribution and the Corporation shall thereafter maintain such portion of such property or assets for delivery upon conversion of any shares of the Preferred Stock.

(7) In case of any capital reorganization of the Corporation, or in case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, the holder of each share of Preferred Stock then outstanding (or of the stock or other securities received in lieu of such shares) shall have the right thereafter to convert such shares (or such other stock or securities) into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock (whether whole or fractional) of the Corporation into which such shares of Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance, and shall have no other conversion rights under these provisions; and effective provision shall be made in the Certificate or Articles of Incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Preferred Stock remaining outstanding or other convertible securities received by the holders in place thereof; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Preferred stock remaining outstanding, or other convertible securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as above provided. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph (7) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. The provisions of this paragraph (7) shall similarly apply to successive reorganizations, consolidations, mergers, sales or conveyances.

(8) In case the Corporation shall sell for cash or issue for any other non-cash consideration any shares of Common Stock, or any rights, options or warrants to subscribe for or to purchase shares of Common Stock (“Rights”), or any security convertible into shares of Common Stock (“Convertible Security”) for a gross consideration per share (the fair market value in the case of non-cash consideration) less than the conversion price then in effect, the conversion price in effect at the opening of business on the day following the date of any such sale or issuance shall be reduced to an amount equal to the gross consideration per share paid in connection with such sale or issuance; provided, however, that the reduction of the conversion price provided for in this paragraph (8) shall be calculated in accordance with the following provisions:

(a) The “gross consideration per share” shall, for the purposes of this paragraph (8), mean the amount received by the Corporation for such shares, before deducting therefrom any commissions or other expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with, the issuance of such shares. The gross consideration per share received by the Corporation for the sale of any Rights or Convertible Securities shall be the total of (x) the amount of the per share consideration received by the Corporation upon the original issuance of such Rights or Convertible Securities, as the case may be, plus (y) the consideration per share, if any, other than such Rights or Convertible Securities, to be received by the Corporation upon exchange, exercise or conversion, thereof, except in adjustment of interest and dividends. The calculation of the number of shares deemed to be issued upon the sale or issuance of any Rights or Convertible Securities shall be the minimum number of shares of Common Stock issuable upon the exchange, exercise or conversion thereof, exclusive of any additional shares which may become issuable pursuant to so-called “anti-dilution” or other similar provisions.

(b) Notwithstanding any other provision hereof, there shall not be deemed to be any sale or issuance of shares of Common Stock or Rights and no reduction of the conversion price shall be made pursuant to this paragraph (8) by reason of (x) the granting of stock options or the issuance of Common Stock upon the exercise of stock options pursuant to the Corporation’s present Stock Option Plan or any successor long-term capital accumulation program involving the issuance of up to 150,000 shares of Common Stock, or (y) the issuance to Jack A. Laughery of up to 25,000 shares of Common Stock in connection with an employment contract or compensation agreement between the Corporation and Mr. Laughery, or (z) the issuance, in connection with the acquisition by the Corporation of any business, or the stock or assets thereof, in exchange for Common Stock, of up to 300,000 shares of Common Stock in the aggregate during any fiscal year of the Corporation or up to 900,000 shares of Common Stock in the aggregate during the period from the date of first issue of any shares of the Preferred Stock to and including the close of business on April 15, 1980 (in each case without counting shares of Common Stock issued pursuant to the foregoing sub-clauses (x) and (y)).

(c) Notwithstanding any other provision hereof, for the purposes of this paragraph (8), any shares of Common Stock issued in connection with the acquisition by the Corporation of any business, or the stock or assets thereof, in exchange for Common Stock in excess of an aggregate of 300,000 shares during any fiscal year of the Corporation or an aggregate of 900,000 shares during the period from the date of first issue of any shares of the Preferred Stock to and including the close of business on April 15, 1980, shall be deemed to have been issued at a gross consideration per share equal to the then current conversion price less an amount equal to the product of (x), 741, times (y) a fraction of which the numerator shall be the total number of shares of Common Stock so issued in excess of 300,000 shares during the then current fiscal year or 900,000 shares during the period stated above and the denominator shall be 4,628,390, times (z) the initial conversion price ($12.50).

(9) Whenever the conversion price is adjusted as herein provided:

(a) the Corporation shall compute the adjusted conversion price in accordance with the foregoing provisions of this subdivision (vi) and shall prepare a certificate of the Vice President – Finance or Comptroller of the Corporation setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Corporation for, and the amount of, any additional shares of Common Stock issued since the last adjustment, and such certificate shall forthwith be kept on [Illegible] by the Corporation; and

(b) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall forthwith be required and as soon as practicable after it is required, such notice shall be mailed to the holders of record of the outstanding shares of Preferred Stock; provided, however, that if within ten days after the completion of mailing of such a notice, an additional notice is required, such additional notice shall be deemed to be required pursuant to this clause (b) as of the opening of business on the tenth day after such completion of mailing and shall set forth the conversion price as adjusted at such opening of business, and upon the publication and mailing of such additional notice no other notice need be given of any adjustment in the conversion price occurring at or prior to such opening of business and after the time that the next preceding notice given by publication and mail became required.

(10) In case:

(a) the Corporation shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its earned surplus; or

(b) the Corporation shall authorize the granting to the holders of the Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

(c) of any reclassification of the capital stock (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the holders of record of the outstanding shares of Preferred Stock, at least twenty days (or ten days in any case specified in clause (a) or (b) above) prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the dates as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation; merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up,

(11) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Preferred Stock then outstanding.

(12) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay to the holder a cash adjustment in respect of such fraction in an amount equal to the same fraction of the conversion price at the close of business on the day of conversion.

(13) The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto. The

Corporation shall not, however, be prepared to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of [Illegible] of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.”

3. The number of shares of Common Stock of the Corporation outstanding at the time of adoption of said amendment was [Illegible] shares; and the number of shares of Common Stock entitled to vote on said amendment was [Illegible] shares. There were no shares of Preferred Stock of the Corporation outstanding or entitled to vote at the time of adoption of said amendment.

4. The number of shares of Common Stock voted for said amendment was 1,883,094 shares and the number of shares of Common Stock voted against said amendment was 90,143 shares.

5. There will be no change in the present stated capital of the Corporation as a result of the amendment.

6. The amendment does not give rise to dissenter’s rights to payment under North Carolina General Statute 55-101(b), because the only effect of the amendment is to

(i) increase the number of shares of Preferred Stock which the Corporation is authorized to issue from 1,000,000 to 1,200,000 shares (and to increase the authorized aggregate stated value thereof from $10,000,000 to $15,000,000);

(ii) delete certain provisions with respect to a class of Preferred Stock (Convertible Preferred Stock, Class C) all of the shares of which have been retired and none of the shares of which are presently outstanding; and

(iii) set forth provisions fixing the designation and certain of the preferences, limitations and relative rights of the shares of Preferred Stock;

none of which gives rise to dissenter’s rights under North Carolina General Statute 55-101(b).

IN TESTIMONY WHEREOF, this statement is signed by the President and Secretary of the Corporation, this 14th day of March, 1977.

President

Secretary

STATE OF NORTH CAROLINA	)
) ss.:
COUNTY OF Nash	)

I, , a Notary Public, hereby certify that on this 14th day of March, 1977, personally appeared before me Jack A. Laughery and Richard F. Sherman, each of whom being by me first duly sworn, declared that he signed the foregoing document in the capacity indicated, and that the statements therein contained are true.

Notary Public

My commission expires: July 22, 1981

ARTICLES OF AMENDMENT TO THE CHARTER OF HARDEE’S FOOD SYSTEM, INC.

The undersigned corporation hereby executes these Articles of Amendment for the purpose of amending its charter:

1. The following amendment to the charter of the corporation was adopted by its shareholder effective the twenty-fifth day of May, 1987, in the manner prescribed by law:

The number of directors of the corporation shall be fixed by the By-laws, but it shall not be less than three (3) nor more than fifteen (15).

2. The number of shares of the corporation outstanding at the time of such adoption was 100, Common Class; and the number shares entitled to vote thereon was 100, Common Class.

3. The number of shares voted for such amendment was 100, Common Class; and the number of shares voted against such amendment was 0, Common Class.

4. The amendment herein effected does not give rise to dissenter’s rights to payment for the reason that the only effect of such amendment is to change the number of directors.

IN WITNESS WHEREOF, these articles are signed by the Senior Vice President and Assistant Secretary of the corporation effective as of the 25th day of August, 1987

HARDEE’S FOOD SYSTEMS, INC.

By:
Title:	Senior Vice President
Attest:
Assistant Secretary

STATE OF NORTH CAROLINA

COUNTY OF NASH

I, Lanette Harper Luidgen, a Notary Public, hereby certify that on this 4th day of February, 1988, personally appeared before me Breen O. [Illegible] and James A. Marshall, each of whom being by me first duly sworn, declared that he signed the foregoing document in the capacity indicated, that he was authorized to sign, and that the statements therein contained are true.

Notary Public

My commission expires:

10/9/89